Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

SAFLINK CORPORATION

SAFLINK Corporation, a Delaware corporation (the “Corporation”), hereby certifies that:

1. The Corporation’s Board of Directors has duly adopted the following resolution setting forth the proposed amendment to the Corporation’s Restated Certificate of Incorporation previously filed on February 23, 2004 (the “Restated Certificate”):

RESOLVED, that the first paragraph of Article IV of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 501,000,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”), and (ii) 500,000,000 shares of Common Stock, $.01 par value per share (the “Common Stock”).”

2. The foregoing amendment to the Restated Certificate has been duly approved by the Corporation’s Board of Directors.

3. The foregoing amendment to the Restated Certificate has been duly approved by the stockholders of the Corporation in accordance with Sections 242 of the Delaware General Corporation Law. The vote required under the Delaware General Corporation Law and the Restated Certificate was at least a majority of the outstanding shares of Common Stock.

The undersigned further declares that, under penalty of perjury under the laws of the State of Delaware, the matters set forth in this Certificate of Amendment are true of his own knowledge.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 9th day of August, 2004.

SAFLINK CORPORATION

By:	/s/ GLENN L. ARGENBRIGHT
Glenn L. Argenbright
Chief Executive Officer